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                                                                 Exhibit 12


          American General Finance Corporation and Subsidiaries

                    Ratio of Earnings to Fixed Charges



                                                        Six Months Ended
                                                            June 30,
                                                       1994          1993
                                                     (dollars in thousands)

Earnings:

  Income before provision for income
    taxes and cumulative effect of
    accounting changes                               $177,240      $161,675

  Interest expense                                    187,574       184,972
  Implicit interest in rents                            5,918         5,508

Total earnings                                       $370,732      $352,155

Fixed charges:

  Interest expense                                   $187,574      $184,972
  Implicit interest in rents                            5,918         5,508

Total fixed charges                                  $193,492      $190,480


Ratio of earnings to fixed charges                       1.92          1.85
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